Exhibit 10.4

WAIVER AND FIRST AMENDMENT TO LOAN DOCUMENTS

WAIVER AND FIRST AMENDMENT TO LOAN DOCUMENTS (this “Amendment”), dated as of August 9, 2012, among PROCURIAN USA INC. (f/k/a/ ICG Commerce, Inc.) (“Procurian”), ICG COMMERCE INVESTMENTS, LLC (“Investments”), PROCURIAN INTERNATIONAL I LLC (f/k/a ICG Commerce International, LLC) (“International I”), PROCURIAN INC. (f/k/a ICG Commerce Holdings, Inc.) (“Holdings” and together with Procurian, Investments and International I, collectively the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Bank are parties to a letter agreement dated as of August 3, 2010 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, the Borrower has requested that the Bank (i) waive the Loan Agreement’s requirement that acquisitions be accretive to earnings and cash flow with regard to Procurian’s acquisition of the stock of Utilities Analyses, Incorporated (the “Acquisition”) pursuant to that certain Stock Purchase Agreement between the stock holders of Utilities Analyses, Incorporated and Procurian, (the “Purchase Agreement”), (ii) extend the Line of Credit Expiration Date from August 2, 2013 to August 2, 2015, (iii) increase the outstanding principal amount of the Term Loan by $12,999,999.92 and extend the maturity date of the Term Loan from August 1, 2015 to August 1, 2017, (iv) modify the negative covenant permitting acquisitions, (v) amend the leverage ratio covenant, (vi) amend the Applicable Margin definition and (vii) make certain other changes to the Loan Documents; and

WHEREAS, the Bank has agreed to such requests on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

2. Waiver and Consent.

(a) The Borrower has requested that the Bank waive the requirement set forth in Section C(4)(b) of Exhibit A to the Loan Agreement that acquisitions be accretive to earnings and cash flow with respect to the Acquisition. The Bank hereby consents to the Acquisition and waives the limitations of Sections C(4)(b) of Exhibit A to the Loan Agreement with respect to the Acquisition, provided that on a pro forma basis after giving effect to the Acquisition there would be no Event of Default or other event that with the giving of notice or the passage of time, or both, would become an Event of Default.

(b) The Borrower has requested that the Bank waive any default or Event of Default arising under Section 6(d) of the Loan Agreement due to the Borrower’s failure to join Procurian International II LLC, Procurian IP Holdings, LLC, Media IQ, LLC and Utilities Analyses, Incorporated as a Borrower or Guarantor under the Loan Documents at the time such Subsidiaries were formed or acquired. The Bank hereby waives any such default or Event of Default, provided however, that such waiver is given subject to the condition that the Borrower comply with its obligations under Section 8(a) of this Amendment.

3. Increase in Existing Term Loan. Pursuant to the Loan Agreement, the Bank made a Term Loan to the Borrower in an initial principal amount equal to $20,000,000 on August 3, 2010. The Borrower and the Bank hereby agree that, as of the date hereof, the outstanding principal amount of the Term Loan is $12,000,000.08. On the date hereof, the Bank agrees to make an additional term loan advance to the Borrower in a principal amount equal to $12,999,999.92 (the “Additional Term Loan Advance”) to be used by the Borrower for their general corporate purposes and to pay costs and expenses of the foregoing transactions. The Borrower hereby acknowledges and agrees that (i) the Additional Term Loan Advance constitutes a part of the “Term Loan” as defined in the Loan Agreement and any references to the Term Loan in the Loan Documents shall include the Additional Term Loan Advance, (ii) this Amendment neither extinguishes any indebtedness evidenced by the current Term Note nor affects or impairs the liens and security interests granted by the Borrower to the Bank in any and all collateral now or hereafter securing the payment of the Obligations, (iii) the Additional Term Loan Advance shall be evidenced by and shall bear interest and be payable as provided in the New Note (as defined herein), which amends and restates the original Term Note dated as of August 3, 2010 and (iv) the outstanding principal amount of the Term Loan, after giving effect to the Additional Term Loan Advance, equals $25,000,000.

4. Other Amendments to Loan Agreement.

(a) The first paragraph of Section 1(A) of the Loan Agreement is hereby amended by deleting the date “August 2, 2013” and substituting in lieu thereof the date “August 2, 2015”.

(b) Section 4(B) of the Loan Agreement is hereby amended by deleting the date “August 1, 2015” and substituting in lieu thereof the date “August 1, 2017.”

(c) Section B(1) of Exhibit A to the Loan Agreement is hereby amended and restated in its entirety to read in full as follows:

“(1) The Borrower and its Subsidiaries will maintain as of the end of each fiscal quarter on a consolidated basis a ratio of (a) Total Debt as of the last day of such fiscal quarter to (b) Adjusted EBITDA for the four-quarter period ending on the last day of such fiscal quarter of less than or equal to 2.25 to 1.00.”

(d) Section B of Exhibit A to the Loan Agreement is hereby amended by inserting the new defined terms “Acquired EBITDA” and “Adjusted EBITDA” in the appropriate alphabetic order, reading in full as follows:

“‘Acquired EBITDA’ means, with regard to a Person or assets acquired in a Permitted Acquisition, for any Reference Period (i) the historical EBITDA of such Person or attributable to such assets for such Reference Period plus (ii) to the extent approved by the Bank in its reasonable discretion, adjustments to such historical EBITDA to reflect reasonably identifiable and factually-supportable cost savings, calculated on a pro forma basis (utilizing the historical financial results of the Person or assets that are the subject of the Permitted Acquisition) to be realized in connection with such Permitted Acquisition, in each case certified by the chief financial officer of the Borrower that, in the good faith judgment of the management of the Borrower, have been achieved; provided, however, that for purposes of making the determination of such historical EBITDA for purposes of clause (i) above for the first Reference Period for which Acquired EBITDA is being calculated in respect of any particular Permitted Acquisition, the historical EBITDA of such acquired Person or attributable to such acquired assets for the portion of such Reference Period consisting of the full fiscal quarters ending prior to the date of such acquisition (or on the date of such acquisition in the case when such acquisition is consummated on the last day of a fiscal quarter) (the “Equalized Period”), shall be deemed to be earned equally over each fiscal quarter ending during such Equalized Period (the “Equalized Quarterly Historical EBITDA”) and such Equalized Quarterly Historical EBITDA shall be used for each subsequent Reference Period which includes an Equalized Period in respect of such Permitted Acquisition. Please see Exhibit B hereto to for an illustration, by way of example, of the foregoing calculation.”

“‘Adjusted EBITDA’ means for any period of four consecutive fiscal quarters (each a “Reference Period”), EBITDA for such Reference Period, provided that, if at any time during such Reference Period, the Borrower or any of its Subsidiaries has consummated a Permitted Acquisition, then Adjusted EBITDA shall be calculated as (i) EBITDA for such Reference Period plus (ii) the Acquired EBITDA with respect to the Person or attributable to the assets acquired pursuant to such Permitted Acquisition, after giving pro forma effect to such Permitted Acquisition as if it had occurred on the first day of the Reference Period, but solely to the following extent: (a) if the Acquired EBITDA is equal to or less than $3,000,000 (including negative Acquired EBITDA) for the four fiscal quarter period ended immediately prior to the consummation of the Permitted Acquisition and the Borrower has delivered to the Bank Borrower-prepared due diligence reports satisfactory to the Bank in its reasonable discretion for such acquired Person or relating to such acquired assets (except in the case where the Acquired EBITDA is negative, in which case, such due diligence reports shall not be required), all of the Acquired EBITDA (including negative Acquired EBITDA) shall be included in the calculation of Adjusted EBITDA or (b) if the Acquired EBITDA is greater than $3,000,000 for the four fiscal quarter period ended immediately prior to the consummation of the Permitted Acquisition and the Borrower has delivered to the Bank (I) Borrower-prepared due diligence reports satisfactory to the Bank in its reasonable discretion for such acquired Person or relating to such acquired assets, $3,000,000 of Acquired EBITDA shall be included in the calculation of Adjusted EBITDA, or (II) audited financial statements or independent third-party due diligence reports satisfactory to the Bank in its reasonable discretion for such acquired Person or related to such acquired assets, then all of the Acquired EBITDA shall be included in the calculation of Adjusted EBITDA.”

(e) Section C(4) of Exhibit A to the Loan Agreement is hereby amended and restated to read in full as follows:

“(4) The Borrower will not and will not permit its Subsidiaries to make acquisitions of all or substantially all of the property, assets or equity of any person, firm, corporation or other entity (each, a “Person”) (or all or substantially all of the assets constituting a business unit, division, product line or line of business) unless on a pro forma basis after giving effect to such acquisition there would be no Event of Default or other event that with the giving of notice or the passage of time, or both, would become an Event of Default (a “Permitted Acquisition”).

(f) The Loan Agreement is amended by insertion of a new Exhibit B, reading in full as set forth on Schedule I to this Amendment.

5. Amendments to Line of Credit Note.

(a) The second sentence of Section 1 of the Line of Credit Note is hereby amended by deleting the date “August 2, 2013” and substituting in lieu thereof the date “August 2, 2015”.

(b) The definition of “Applicable Margin” in Section 2 of the Line of Credit Note is hereby amended and restated in its entirety to read in full as follows:

“‘Applicable Margin’ for any day, with respect to any advance bearing interest at the Base Rate Option, the LIBOR Option or the Daily LIBOR Rate Option, as the case may be, is the percentage set forth below in the applicable column and row corresponding to the Borrower’s ratio of Total Debt to Adjusted EBITDA (as such terms are defined in the Loan Documents (as hereinafter defined)):

Level	Total Debt to Adjusted EBITDA	Base Rate Option	LIBOR Option or Daily LIBOR Rate Option
I	Less than 0.75 to 1.00	0%	1.50%
II	Greater than or equal to 0.75 to 1.00 but less than 1.50 to 1.00	0%	1.75%
III	Greater than or equal to 1.50 to 1.00	0%	2.00%

Notwithstanding anything herein to the contrary, the Applicable Margin will be adjusted by the Bank as necessary on a quarterly basis as of the first Business Day (as hereafter defined) of the month following the delivery of the Borrower’s

Financial Statements (as defined in the Loan Documents) and compliance certificate for the immediately preceding fiscal quarter as required by the Loan Documents based upon the ratio of Total Debt to Adjusted EBITDA determined by the Bank pursuant to those Financial Statements; provided that (i) prior to the delivery of the Financial Statements for the period ending September 30, 2012, the Applicable Margin will be Level II, and (ii) thereafter if the Borrower fails to deliver any such Financial Statements or such compliance certificate as and when required by the Loan Documents, the Applicable Margin will automatically be adjusted on the first Business Day of the month following the due date for such Financial Statements to the highest Applicable Margin and will stay at such rate until the first Business Day following the month in which such Financial Statements and compliance certificate are actually delivered.”

6. Amendments to Pledge Agreement. Exhibit A to the Pledge Agreement is hereby amended and restating in its entirety to read as set forth on Schedule II to this Amendment.

7. Replacement Note. Concurrently with the execution and delivery of this Amendment, the Borrower shall execute and deliver to the Bank a replacement Term Note in a principal amount equal to $25,000,000 (the “New Note”).

8. Post-Closing Covenants. No later than November 15, 2012, the Borrower shall deliver, or cause to be delivered, to the Bank:

(a) A joinder agreement (the “Joinder”) in form and substance satisfactory to the Bank, whereby Procurian International II LLC, Procurian IP Holdings, LLC, Media IQ, LLC and Utilities Analyses, Incorporated (each a “Joining Subsidiary”) shall join the Loan Agreement and other Loan Documents as a Borrower, Obligor, Grantor and Pledgor and grant the Bank a security interest in all their assets.

(b) A certificate from a responsible officer of each Joining Subsidiary certifying (i) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to the Bank, of such Joining Subsidiary authorizing the execution and delivery of the Joinder and the performance of the Joinder and the Loan Documents to which it is becoming a party pursuant to such Joinder, and that such resolutions have not been amended, modified, revoked or rescinded in any manner and are in full force and effect, (ii) that attached thereto is a true and complete copy of such Joining Subsidiary’s organizational documents, and that such organizational documents have not been amended, modified, revoked or rescinded and are in full force and effect, (iii) good standing certificates dated as of a recent date from the Secretary of State or appropriate taxing or other authorities in the jurisdiction of formation of such Joining Subsidiary and (iv) as to the incumbency and specimen signatures of each officer executing the Joinder on behalf of such Joining Subsidiary;

(c) An executed legal opinion of counsel to the Joining Subsidiaries, addressed to the Bank and covering such matters incident to the transactions contemplated by the Joinder as the Bank may reasonably require;

(d) The Bank shall have received UCC lien searches in form and substance satisfactory to it for the Joining Subsidiaries; and

(e) Stock certificates for the certificated interests, if any, in Procurian Switzerland GmbH, Procurian Spain, S.L., Media IQ, LLC and Utilities Analyses, Incorporated pledged under the Pledge Agreement (as amended by this Amendment), duly indorsed in blank.

If the Borrower fails to deliver any of the above items by November 15, 2012 after the date hereof (or such later date as the Bank shall agree to in writing), such failure shall as of such date constitute an Event of Default, unless the Bank in its sole discretion shall extend the dates for the foregoing deliveries or waive such requirement.

9. Representations and Warranties. The Borrower hereby represents and warrants to the Bank that:

(a) No Default or Event of Default exists.

(b) The representations and warranties made in the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof.

(c) The Borrower has the power and authority, and the legal right to make, deliver and perform this Amendment and the New Note and to consummate the transactions contemplated hereby and thereby.

(d) The execution and delivery of this Amendment and the New Note by and on behalf of the Borrower has been duly authorized by all requisite action on behalf of the Borrower, and this Amendment and the New Note constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

(e) The execution, delivery and performance of this Amendment and the New Note the consummation of the transactions contemplated hereby and thereby will not violate any law or any contractual obligation of the Borrower and will not result in, or require, the creation or imposition of any lien on any of its or their properties or revenues pursuant to any law or any such contractual obligation.

(f) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment and the New Note, except to the extent obtained on or before the date hereof.

(g) Procurian Inc. has no subsidiaries formed under the laws of any state of the United States of America that are not party to the Loan Agreement as a borrower thereunder, other than the Joining Subsidiaries.

10. Conditions Precedent. The effectiveness of this Amendment is subject to the fulfillment, to the satisfaction of the Bank, of the following conditions precedent:

(a) The Borrower and the Bank shall have executed and delivered this Amendment.

(b) The Borrower shall have executed and delivered the New Note.

(c) Receipt by the Bank of a certificate from a responsible officer of the Borrower dated as of the date hereof certifying (i) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to the Bank, of the Borrower authorizing the execution, delivery and performance of this Amendment and the New Note and the borrowing of the Additional Term Loan Increase, and that such resolutions have not been amended, modified, revoked or rescinded in any manner and are in full force and effect, (ii) that attached thereto is a true and complete copy of the Borrower’s organizational documents (or a statement that there has been no change to such organizational documents since August 3, 2010 (the date they were last delivered to the Bank)), and that such organizational documents have not been amended, modified, revoked or rescinded and are in full force and effect, (iii) good standing certificates dated as of a recent date from the Secretary of State or appropriate taxing or other authorities in the jurisdiction of formation of the Borrower and (iv) as to the incumbency and specimen signatures of each officer executing the Loan Documents on behalf of the Borrower.

(d) Receipt by the Bank of a certificate of an officer of the Borrower certifying that (i) the representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects as of the date hereof, (ii) it is in compliance with all of its covenants contained in the Loan Documents, and (iii) no Event of Default exists or would exist after giving effect to this Amendment, the advance of the Additional Term Loan Advance, the Acquisition and the transactions contemplated hereby.

(e) There shall be no (i) material actions, suits, proceedings or government investigations pending or threatened against the Borrower or any Subsidiaries, or (ii) material contingent obligations of the Borrower or any Subsidiary.

(f) There shall have been no material adverse change in the condition (financial or otherwise), operations, properties, assets or prospects of the Borrower and its Subsidiaries since the date of the audited Financial Statements most recently delivered to the Bank pursuant to the Loan Agreement.

(g) The Bank shall have received the executed legal opinion of counsel to the Borrower. Such opinion shall be addressed to the Bank and cover such matters incident to the transactions contemplated by this Amendment and the New Note as the Bank may reasonably require.

(h) The Borrower shall have paid the Bank an amendment fee of $32,500, which shall be deemed fully earned and non-refundable as of the date of this Amendment, and all expenses of the Bank payable by the Borrower in accordance with Section 16(a) of this Amendment to the extent then invoiced.

(i) The Bank shall have received evidence satisfactory to it that all necessary actions to perfect and protect the security interests created by the Pledge Agreement, as amended hereby, including, without limitation, the filing of UCC financing statements in the appropriate jurisdiction, have been taken.

(j) The Bank shall have received such additional documents, certificates, and information as the Bank may reasonably require pursuant to the terms hereof or otherwise reasonably request.

11. Affirmations. The Borrower hereby: (a) affirms all the provisions of the Loan Documents as supplemented and amended hereby, (b) agrees that the terms and conditions of the Loan Documents shall continue in full force and effect as supplemented and amended hereby, and (c) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Documents or the enforcement of any of the terms or conditions thereof. The Bank hereby: (a) affirms all the provisions of the Loan Documents as supplemented and amended hereby, (b) agrees that the terms and conditions of the Loan Documents shall continue in full force and effect as supplemented and amended hereby.

12. Limited Effect. Except as expressly modified hereby, the Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms, and nothing herein shall constitute a waiver of any Default, Event of Default or, except as expressly provided herein, any terms or provisions of the Loan Documents.

13. Release and Indemnity.

(a) Recognizing and in consideration of the Bank’s agreements set forth herein, the Borrower hereby waives and releases the Bank and its affiliates and the officers, attorneys, agents, employees and advisors of such Persons (collectively, the “Indemnified Parties”) from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that the Borrower ever had or now has against any of them through and including the date hereof arising out of or relating to any acts or omissions with respect to this Amendment, the New Note, Loan Agreement, the other Loan Documents or any other matters described or referred to herein or therein or related hereto or thereto.

(b) The Borrower further hereby agrees to indemnify and hold each Indemnified Party harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against such Indemnified Party or any of them on account of anything arising out of this Amendment, the New Note, the Loan Agreement, the other Loan Documents or any other document delivered pursuant hereto or thereto up to and including the date hereof; provided that the Borrower shall not have any obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction.

14. Integration. This Amendment constitutes the sole agreement of the parties with respect to the terms hereof and shall supersede all oral negotiations and the terms of prior writings with respect thereto.

15. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Miscellaneous.

(a) Expenses. The Borrower hereby agrees to pay all of the Bank’s reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, the New Note and the transactions described herein and the other documents executed in connection herewith or therewith, including without limitation, the reasonable fees and expenses of counsel to the Bank.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.

(c) Successor and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment.

(e) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(f) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PROCURIAN USA INC.

By:	/s/ Joseph F. Waterman
Name:	Joseph F. Waterman
Title:	Chief Financial Officer

ICG COMMERCE INVESTMENTS, LLC

By:	/s/ Joseph F. Waterman
Name:	Joseph F. Waterman
Title:	Treasurer

PROCURIAN INTERNATIONAL I LLC

By:	/s/ Joseph F. Waterman
Name:	Joseph F. Waterman
Title:	Treasurer

PROCURIAN INC.

By:	/s/ Joseph F. Waterman
Name:	Joseph F. Waterman
Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John Barth
Name:	John Barth
Title:	SVP

Schedule I to Amendment

Exhibit “B” to Loan Agreement

Illustrative Example for Calculation of Acquired EBITDA and Equalization

Borrower acquires Newco on August 15, 2012 in a Permitted Acquisition. The first financial covenant test date which would include Acquired EBITDA of Newco as part of the Adjusted EBITDA calculation is September 30, 2012.

The historical EBITDA of Newco to be included in the calculation of Acquired EBITDA for purposes of determining Adjusted EBITDA will be for the period from October 1, 2011 through August 14, 2012 (the date immediately preceding the date of the acquisition of Newco). From and after August 15, 2012 through the end of September 30, 2012, the EBITDA of Newco will part of the Borrowers’ actual EBITDA.

The historical EBITDA of Newco is to be deemed to have been earned equally during the Equalized Period (i.e., the portion of the Reference Period consisting of full fiscal quarters ended prior to the date of the acquisition during such Reference Period). Any historical EBITDA of Newco earned in a partially completed quarter during the Reference Period will be included in the calculation of Acquired EBITDA but will not be equalized.

The Equalized Period in respect of Newco’s historical EBITDA included in the first Reference Period (i.e., ending September 30, 2012) would be the fiscal quarters ended December 31, 2012, March 31, 2012 and June 30, 2012.

Therefore, if Newco earned (x) $1mm of EBITDA for the fiscal quarter ended December 31, 2011; (y) $2mm of EBITDA for the fiscal quarter ended March 31, 2012 and (z) $3mm of EBITDA for the fiscal quarter ended June 30, 2012, for an aggregate EBITDA during such quarters of $6mm, the historical EBITDA of Newco for each of the fiscal quarters ended December 31, 2011, March 31, 2012 and June 30, 2012 will be deemed to be $2mm (after equalizing the $6mm aggregate historical EBITDA of Newco over such three full fiscal quarter period).

For purposes of determining Acquired EBITDA after giving effect to the Newco Acquisition, the Acquired EBITDA for the Reference Period ending September 30, 2012 will be equal to $6mm plus Newco’s historical EBITDA for the partial fiscal quarter from July 1, 2012 through August 14, 2012.

For the subsequent Reference Period ending December 31, 2012, Acquired EBITDA will include Newco’s historical EBITDA from January 1, 2012 through and including August 14, 2012. The Acquired EBITDA for Newco for the Reference Period ending December 31, 2012 will equal $2mm (for the quarter ended March 31, 2012) plus $2mm for the quarter ended June 30, 2012 plus Newco’s actual historical Newco EBITDA attributable to the dates from July 1, 2012 through and including August 14, 2012.

Schedule II to Amendment

EXHIBIT A TO PLEDGE AGREEMENT

The specific assets listed below are pledged as collateral and are restricted from trading and withdrawals.

Pledgor	Issuer	Description of Securities	Issuer’s Jurisdiction	Percentage of Interest	Cert. Number
Procurian Inc.	Procurian USA Inc.	Common	Pennsylvania	100%	2

Procurian Inc.	ICG Commerce Investments, LLC	Membership Interest	Delaware	100%	n/a

Procurian Inc.	Procurian International I LLC (f/k/a ICG Commerce International, LLC)	Membership Interest	Delaware	100%	n/a

Procurian International I LLC	Procurian International II LLC (f/k/a ICG Commerce International II, LLC)	Membership Interest	Delaware	100%	n/a

Procurian International I LLC	Procurian IP Holdings, LLC (f/k/a ICG Commerce Mexico II, LLC)	Membership Interest	Delaware	100%	n/a

Procurian International I LLC	Procurian UK Limited (f/k/a ICG Commerce UK Limited)	Common	UK	65%	n/a

Procurian International I LLC	ICG Commerce India Private Limited	Common	India	65%	1, 3

Procurian International I LLC	Procurian Australia Pty Limited (f/k/a ICG Commerce Australia Pty Limited)	Common	Australia	65%	1

Procurian International I LLC	Procurian Singapore Pte. Ltd. (f/k/a ICG Singapore Pte. Ltd.)	Common	Singapore	65%	1

Procurian USA Inc.	ICG Commerce (Shenzhen) Co., Ltd.	n/a	China	65%	n/a

Schedule II to Amendment

Procurian International I LLC	ICG Commerce Czech Republic s.r.o.	Membership Interest	Czech Republic	65%	n/a

Procurian International I LLC	Procurian Canadian Inc. (f/k/a ICG Commerce Canada Inc.)	Common	Canada	65%	n/a

Procurian International I LLC	Procurian Brasil Serviços de Contractação de Suprimentos Ltda.	Membership Interest	Brazil	65%	n/a

Procurian International I LLC	Procurian Switzerland GmbH	Membership Interest	Switzerland	65%	n/a

Procurian International I LLC	Procurian Spain, S.L.	Membership Interest	Spain	65%	n/a

Procurian International I LLC	Procurian Japan G.K.	Membership Interest	Japan	65%	n/a

Procurian USA Inc.	Media IQ, LLC	Membership Interest	New York	100%	n/a

Procurian USA Inc.	Utlities Analyses Incorporated	Common	Georgia	100%	3, 5, 9, 10, 11, 12